Item 77C - Submission of matters to a vote of security holders -
For period Ended 10-31-2014
A Special Meeting of Shareholders (the "Meeting") of the Motley
Fool Funds Trust (the "Trust") was held on May 21, 2014 for the following purposes:

To elect Carl G. Verboncoeur to the Board of Trustees of the Trust and to approve an amended and restated investment advisory agreement (the "Advisory Agreement") between the Trust, on behalf of the Motley Fool Independence Fund, the Motley Fool Great America Fund, and the Motley Fool Epic Voyage Fund Funds (the "Funds"), and Motley Fool Asset Management, LLC (the "Adviser").

All Funds shareholders of record at the close of business on March 26, 2014 were entitled to attend or submit proxies. As of the record date, the Motley Fool Independence Fund had 19,236,703 shares outstanding, the Motley Fool Great America Fund had 11,109,485 shares outstanding, and the Motley Fool Epic Voyage Fund had 3,739,406 shares outstanding.

At the Meeting, shareholders approved the election of Carl G. Verboncoeur to the Board of Trustees. The results (cumulative vote of Motley Fool Independence Fund, Motley Fool Great America Fund, and Motley Fool Epic Voyage Fund) of the voting for the proposal were as follows:

For                  Against               Abstained
Votes                 Votes                Votes
18,159,069.389          0                751,506.365

Kathleen A. O'Neil, Stephen L. Boyd, and Peter E. Jacobstein continue to serve in their capacities as Trustees of the Trust.

At the Meeting, shareholders also approved the Advisory
Agreement. The results of the voting for the proposal were as follows:

Motley Fool Independence Fund

For                    Against                Abstained
Votes                  Votes                   Votes
7,297,417.350       215,178.908             145,160.651

Motley Fool Great America Fund

For                    Against                    Abstained
Votes                   Votes                       Votes
4,445,345.519        79,886.115                 109,524.464

Motley Fool Epic Voyage Fund

For                    Against                    Abstained
Votes                  Votes                       Votes
1,513,914.596        20,813.699              20,188.703